For More Information:
Ronald A. Miller
Chief Financial Officer
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Financial Institutions Receives Preliminary Approval to Participate in
U.S. Treasury’s Capital Purchase Program

WARSAW, N.Y., December 5, 2008 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, announced today that it has obtained preliminary approval of its application for the U.S. Treasury Department to invest approximately $37.5 million in the Company’s preferred stock and common stock warrants. This investment is part of the Treasury’s TARP Capital Purchase Program, which was established pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008. The Treasury’s term sheet with additional detail about the Capital Purchase Program is available on the Treasury’s website at http://www.ustreas.gov.

“The additional capital will further enhance the Company’s already well-capitalized position,” said Peter G. Humphrey, President and Chief Executive Officer. “This low cost capital will increase our ability to meet the needs of our customers and the communities we serve. It also benefits shareholders by providing the capital base for us to expand our market share in a sound manner and build shareholder value.”

Under the program, the Treasury will purchase approximately $37.5 million of senior preferred shares of Financial Institutions, Inc. The Company will pay the government a 5% dividend annually for each of the first five years of the investment and 9% dividend thereafter until the shares are redeemed. The government will also receive 10-year warrants for common stock, which provides the Treasury with the opportunity to benefit from an increase in the common stock price of the Company. The approval is subject to certain conditions and the execution of definitive agreements. The transaction is expected to close during the fourth quarter of 2008.

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 650 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These forward-looking statements include, but are not limited to, the company’s completion of closing conditions and standard documentation and receipt of additional capital under the TARP program. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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